Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of Context Therapeutics Inc. of our report dated March 21, 2024, with respect to the consolidated financial statements of Context Therapeutics Inc. and Subsidiaries as of December 31, 2023 and 2022 and for the years then ended, which report is included in the Annual Report on Form 10-K of Context Therapeutics Inc. for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Context Therapeutics Inc.’s ability to continue as a going concern.
We also consent to the reference to our firm under the caption “Experts.”
/s/ CohnReznick LLP
Parsippany, New Jersey
May 24, 2024